Exhibit 23.05

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-132397 on Form S-4 of our reports dated March 28, 2006, relating to the consolidated financial statements of Albertson’s, Inc. and subsidiaries, and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Albertson’s, Inc. and subsidiaries for the year ended February 2, 2006, and to the reference to us under the heading “Experts” in this Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boise, Idaho

April 18, 2006